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                                                                    EXHIBIT 23.2



               Consent of Independent Certified Public Accountants

The Board of Directors
SystemOne Technologies Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-86757 and 333-50401) on Form S-3 and registration statement (No. 333-70379) on Form S-8 of SystemOne Technologies Inc. of our report dated February 27, 2001, relating to the balance sheet of SystemOne Technologies Inc. as of December 31, 2001, and the related statements of operations, stockholders' deficit, and cash flows for the year then ended, which report appears in the December 31, 2001, annual report on Form 10-KSB of SystemOne Technologies Inc.

Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

                                          /s/  BDO Seidman, LLP

Miami, Florida
March 29, 2002